Exhibit 99.1

April 11, 2011	TSX: MMZ, AMEX: MMG

Metalline Appoints Chief Financial Officer

Vancouver, British Columbia – Metalline Mining Company (TSX: MMZ, AMEX: MMG) (“Metalline”) is pleased to announce the appointment of Sean Fallis as Chief Financial Officer effective April 15, 2011. Mr. Fallis was hired in February 2011 as VP of Finance. Mr. Fallis is a Chartered Accountant and was formerly the corporate controller of gold producer Rusoro Mining Ltd. Prior to Rusoro Mining Ltd. Mr. Fallis worked with Canadian and United States publically listed companies in the audit and assurance practice of PricewaterhouseCoopers where Mr. Fallis focused on clients in the mining industry. Mr. Fallis experience includes mergers and acquisitions, debt and equity financing and overseeing the financial reporting and regulatory compliance of international mining companies including subsidiaries based in Latin America. Metalline would like to thank Robert Devers for his years of service as Chief Financial Officer.

About Metalline Mining Company

Metalline Mining Company is focused on the acquisition, exploration and development of mineral properties. Metalline currently owns mineral concessions in the municipality of Sierra Mojada, Coahuila, Mexico and holds mineral exploration licenses in Gabon, Africa. Metalline conducts its operations in Mexico through its wholly owned Mexican subsidiaries, Minera Metalin S.A. de C.V. and Contratistas de Sierra Mojada S.A. de C.V. To obtain more information on Metalline Mining Company, visit the Company's web site www.metallinemining.com.

On behalf of the Board of Directors

“Tim Barry”

Tim Barry, MAusIMM
Chief Executive Officer, President and Director

INVESTOR RELATIONS CONTACT INFO:

Anthony Srdanovic, B.A. Comm
Manager Corporate Communications
Direct Line: (604) 895-7429
Office Line: (604) 687-5800
info@metallinemining.com